QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Subsidiaries of the Registrant
As of November 19, 2014

Subsidiary	State or Jurisdiction of Incorporation or Organization	Name Under Which Does Business (if different)
Keurig Canada, Inc.	New Brunswick, Canada

QuickLinks

  Exhibit 21
Subsidiaries of the Registrant As of November 19, 2014